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                                                                    EXHIBIT 99
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          Kulicke & Soffa Sets Terms of Convertible Subordinated Notes
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Willow Grove, PA--December 9, 1999--Kulicke & Soffa Industries Inc. (Nasdaq:
KLIC) today announced the terms of the Convertible Subordinated Notes ("Notes") due December 2006 offered through a private placement to qualified institutional investors and institutional accredited investors. The principal amount of the offered Notes has been increased from $125 million to $150 million with a $25 million over-allotment option.

The Notes will bear interest at an annual interest rate of 4 3/4% and will be convertible into common shares of KLIC at a conversion price of $45.80 per share.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.

Kulicke & Soffa is the world's largest supplier of semiconductor assembly equipment. The Company serves the integrated circuit assembly market with a product line that includes wire bonding, die bonding, wafer dicing and factory automation equipment, as well as expendable tools and materials, including bonding wire, capillaries, wedges, die collets and saw blades, and has sales and service facilities worldwide. It also has investments in next generation packaging technology.



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